Exhibit 99.1

Kewaunee Scientific

Announces the Appointment of a

New Vice President of Manufacturing Operations

Exchange:	NASDAQ (KEQU)	Contact:	David M. Rausch
704-871-3274

STATESVILLE, N.C. May 2, 2016 /PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced that Michael G. Rok has joined the Company as Vice President of Manufacturing Operations. Mr. Rok replaces Keith D. Smith, who recently assumed the position of Director of Metal Plant Operations and Facilities. Mr. Rok will have responsibility for all of Kewaunee’s domestic and international manufacturing operations. B. Sathyamurthy, the Managing Director of Kewaunee’s International Operations, will continue to maintain day-to-day interaction with our India manufacturing team.

Mr. Rok has a Bachelor of Science degree in Mechanical Engineering Technology from the University of Pittsburgh at Johnstown, Pennsylvania. He served as a surface warfare officer in the United States Navy and received training at the Naval Nuclear Power School in Orlando, Florida prior to deployment to the Persian Gulf during Operation Desert Storm. He was awarded two Navy Achievement Medals for leadership shown during wartime.

Mr. Rok has been in various manufacturing positions throughout his career, most recently with Danaher Corporation, a global science and technology company. His most current position there was Vice President of Operations, North America, for the KaVo Kerr Group of Danaher.

“I am very excited to have Mike join our management team,” said David M. Rausch, President and Chief Executive Officer of Kewaunee Scientific. “His background will prove invaluable to our overall manufacturing strategy initiatives as we move Kewaunee forward and continue to grow the Company worldwide. The Company is also very pleased to have Mr. Smith assuming the important strategic role of overseeing the Metal Plant and Domestic Facilities, both an integral part of the future success of the Corporation.”

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927 PHONE 704-873-7202 • FAX 704-873-1275